Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing amendment to Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

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Dated: May 23, 2022	INNOVIVA, INC.
	By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

Dated: May 23, 2022	INNOVIVA STRATEGIC OPPORTUNITIES LLC
	By:	Innoviva, Inc., its managing member
	By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: Chief Executive Officer

Dated: May 23, 2022	INNOVIVA MERGER SUB, INC.
	By:	/s/ Pavel Raifeld
Name: Pavel Raifeld
Title: President